UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 4, 2013

ITERIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-08762	95-2588496
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1700 Carnegie Avenue, Suite 100, Santa Ana, California  92705

(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number, including area code:  (949) 270-9400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 4, 2013, Iteris, Inc. (the “Company”) announced that it appointed Walter J. McBride, age 61, to serve as the Company’s Vice President of Finance, Chief Financial Officer and Secretary, effective December 3, 2013.  A copy of the press release issued by the Company regarding Mr. McBride’s appointment is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Prior to joining the Company, from October 2012, Mr. McBride was a financial advisor at Orange County Financial Services LLC, using his many years of financial and business experience to help technology and Cleantech companies in Southern California.  From October 2011 until the acquisition of the company by DTS, Inc. in July 2012, he served as the Chief Financial Officer, Treasurer and Secretary of SRS Labs, Inc., a leader in audio signal processing and enhancement technology using innovative software solutions.  Mr. McBride served as the Chief Financial Officer of Synthetic Genomics, Inc., a company dedicated to developing and commercializing genomic driven solutions to address global energy and environmental challenges, from 2008 until March 2011 and as the Executive Vice President and Chief Financial Officer of Capstone Turbine Corporation, a designer and manufacturer of microturbine technology for stationary power generation, cogeneration and hybrid electric vehicles, from 2005 to 2008.  Prior to that, Mr. McBride served as the Chief Financial Officer and in various senior executive management positions with several private and public companies.  Mr. McBride holds a Bachelor of Science degree in Accounting and Finance from The Ohio State University and a Master of Science degree in Computer Systems Management from Rochester Institute of Technology.

In connection with his hire, the Company and Mr. McBride executed an offer letter dated November 26, 2013, pursuant to which he will receive an annual base salary of approximately $328,000 and a bonus of $40,000 if he is employed and in good standing as of the end of the Company’s current fiscal year.  For subsequent fiscal years, Mr. McBride will be eligible to participate in the Company’s executive bonus plan as then in effect, provided that the bonus potential for the fiscal year ending March 31, 2015 is intended to be 50% of his base salary, subject to approval of the Compensation Committee of the Company’s Board of Directors (the “Board”) and the performance criteria established with respect to such target bonus.  Subject to approval by the Compensation Committee, Mr. McBride will also receive an option grant under the Company’s 2007 Omnibus Incentive Plan, as amended, to purchase up to 100,000 shares of the Company’s common stock, which option will vest in four equal annual installments.

The Company and Mr. McBride also entered into a Change in Control Agreement dated December 3, 2013 (the “Change in Control Agreement”).  Pursuant to the terms of the agreement, in the event he resigns for Good Reason or the Company terminates his employment without Cause within 12 months following a Change in Control (as such capitalized terms are defined in the Change in Control Agreement), Mr. McBride will receive a lump sum payment equal to the sum of (i) his annual base salary as then in effect and (ii) a bonus equal to 50% of the average annual target bonus established for him by the Board or the Compensation Committee for the two fiscal years preceding the year of termination.  In the event he has not been employed by the Company for a period long enough to determine such an average, then the bonus shall be equal to 50% of the target bonus established for him by the Board or the Compensation Committee for the year in which the termination occurs.  In addition, Mr. McBride will be entitled to receive reimbursement for the cost of COBRA coverage for a period of up to twelve months following such termination.

The foregoing descriptions of the offer letter and Change in Control Agreement are not complete and are subject to, and qualified in their entirety by, the full text of such documents, a copy of each of which is attached hereto as an exhibit and the terms of which are incorporated herein by reference.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits

The following exhibits are filed or furnished as a part of this report.

Exhibit No.	Description

10.1	Offer Letter dated November 26, 2013 by and between Iteris, Inc. and Walter J. McBride

10.2	Change in Control Agreement dated December 3, 2013 by and between Iteris, Inc. and Walter J. McBride

99.1	Press Release dated December 4, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 4, 2013
ITERIS, INC.,
a Delaware corporation

	By:	/S/ ABBAS MOHADDES
Abbas Mohaddes
Chief Executive Officer and President

EXHIBIT INDEX

Exhibit No.	Description

10.1	Offer Letter dated November 26, 2013 by and between Iteris, Inc. and Walter J. McBride

10.2	Change in Control Agreement dated December 3, 2013 by and between Iteris, Inc. and Walter J. McBride

99.1	Press Release dated December 4, 2013